As filed with the Securities and Exchange Commission on July 30, 1999

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                              KIRLIN HOLDING CORP.
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                                        11-3229358
-------------------------------------------------------------------------------
   (State of Incorporation)               I.R.S. Employer Identification Number)

                              6901 Jericho Turnpike
                                Syosset, NY 11791
                                 (800) 899-9400
          (Address and telephone number of principal executive offices)

                                 -------------

                               Anthony J. Kirincic
                      President and Chief Financial Officer
                              Kirlin Holding Corp.
                              6901 Jericho Turnpike
                                Syosset, NY 11791
                                 (800) 899-9400
            (Name, address and telephone number of agent for service)

                                 ------------

                                   Copies to:
                              Peter M. Ziemba, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

==============================================================================
                         Calculation of Registration Fee
------------------------------------------------------------------------------
                              Proposed
                              Maximum           Proposed
Title of Shares   Amount      Offering          Maximum            Amount of
     to be         to be      Price Per         Aggregate         Registration
  Registered    Registered    Share (1)     Offering Price (1)        Fee
------------------------------------------------------------------------------
Common Stock,     300,000      $12.44          $3,732,000          $1,037.50
$.0001 par value

------------------------------------------------------------------------------
     TOTAL FEE ................................................... $1,037.50
==============================================================================

(1) Based upon the market price of the Common Stock, as reported by The Nasdaq Stock Market, Inc. on July 27, 1999, in accordance with Rule 457(c) of the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is incomplete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

                   Subject to Completion, dated July 30, 1999


Prospectus

                              KIRLIN HOLDING CORP.

                         300,000 Shares of Common Stock

         This prospectus relates to up to 300,000 shares of common stock of Kirlin Holding Corp. that may be offered for resale for the account of the stockholder set forth in this prospectus under the heading "Selling Stockholder" beginning on page 10.

         Our common stock is traded on The Nasdaq SmallCap Market, under the symbol KILN. On July 27, 1999, the last reported sale price of our common stock was $11-13/16.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


               The date of this prospectus is ___________ __ 1999.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


         Table of Contents
                                                                         Page
                                                                        -----
Business Summary  .....................................................   3

Risk Factors ..........................................................   4

Use of Proceeds .......................................................  10

Selling Stockholder ...................................................  10

Plan of Distribution ..................................................  11

Legal Matters .........................................................  11

Experts ...............................................................  12

Where You Can Find More Information ...................................  12




                             ---------------------

         The information in this Prospectus gives effect to a 2-for-1 stock split, accomplished by declaration of a 100% stock dividend payable on July 30, 1999, to all stockholders of record on July 14, 1999.

                                Business Summary


         We are a holding company engaged in securities brokerage, securities trading and investment and merchant banking, primarily through Kirlin Securities, Inc., one of our operating subsidiaries.

         Kirlin Securities is registered as a broker-dealer with the SEC and is a member of the NASD. Kirlin Securities is a full service, retail-oriented brokerage firm, specializing in the trading and sale of both equity and fixed income securities, including mutual funds. Kirlin Securities also offers a managed assets portfolio program to manage the financial assets of its clients. At June 30, 1999, Kirlin Securities maintained over 15,000 retail customer accounts, which held over $850 million in assets. Kirlin Securities is licensed to conduct activities as a broker-dealer in the District of Columbia and in 47 states, and operates primarily from its headquarters in Syosset, New York, as well as five branch offices located in California, New Jersey and New York.

         We also engage in merchant banking through Greenleaf Capital Partners II, LLC., a recently formed private investment that has been capitalized through a $5,900,000 private placement. Our wholly-owned subsidiary, Greenleaf Capital Management Corp., is the Manager of this fund.

         We are also an 80.1% owner of VentureHighway.com Inc., a recently-formed company that owns and operates VentureHighway.com, a branded website designed to serve as an interactive portal for the matching of companies seeking funding with qualified investors seeking to fund these companies, and the facilitation of private placements and public offerings of securities of companies.

         Kirlin Holding was incorporated under the laws of the State of Delaware on July 28, 1994 to serve as a holding company for Kirlin Securities. Kirlin Securities was incorporated under the laws of the State of Delaware on January 6, 1988. Our principal executive offices are located at 6901 Jericho Turnpike, Syosset, New York 11791 and our telephone number is (800) 899-9400.

                                  Risk Factors


     You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

A downturn in the securities markets may cause our revenues to decline and harm our business.

     Our business, and the securities industry generally, is directly affected by many factors that are beyond our control and that could cause a downturn in the securities markets, including the following factors:

          .    A national and international political and economic conditions;
          .    broad trends in business and finance;
          .    interest rate levels and changes in interest rate levels;
          .    changes in tax laws; and
          .    changes in government and self-regulatory organization
               regulations.

     If there is a market downturn, our revenues are likely to decline and, if we were unable to reduce our expenses at the same pace, our results of operation would deteriorate. For example:

          . A market downturn could lead to a decline in the volume of transactions that we execute for our customers and would reduce the revenues we receive from commissions and spreads.
          . A market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenues we receive from our asset management business.
          . A market downturn could reduce the number and size of transactions for which we provide underwriting or placement agent services.

Our business is subject to risks of losses from trading activities.

     Our proprietary trading activities involve the purchase, sale or short sale of securities as principal. We face the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets for those securities, which could limit our ability to resell securities purchased or to repurchase securities sold in principal transactions. Our trading department maintains inventories of equity and debt securities on both a long and short basis. If we have any long positions (i.e., own securities), a downturn in the market could reduce the value of our positions and result in losses. Conversely, if we have short positions (i.e., have sold securities we do not own), an upturn in the market could expose us to unlimited losses as we attempt to cover our short position by acquiring securities in a rising market.

Our business is subject to risks of losses from underwriting activities.

     Our business is subject to risks of losses from underwriting activities. As an underwriter, we commit to purchasing securities from an issuer and assume the risk that we may not be able to resell such securities to our customers. As we increase our underwriting business and serve as manager or co-manager of public offerings of securities, we expect to make increased commitments of our capital for this purpose and thus increase our exposure to this risk. Further, we expect that increased underwriting activity will also increase our commitment of capital for the purpose of making a market in these securities following an offering. The increased concentration of our capital in these securities will increase our exposure to trading risks regarding these securities.

     Under applicable law, as an underwriter we are subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings and we may not be able to obtain indemnification from the issuers of these securities for this liability.

Our business is subject to risks of losses from long term and speculative merchant banking investments.

     We make long term merchant banking investments that are usually speculative and involve a high degree of risk. The long term nature of these investments also increases our exposure to market risks and restricts the use of our capital for longer periods of time. Since these investments are sometimes illiquid, we may be unable to realize gains or reduce losses during periods of fluctuating values of these investments

     Because of the present level of our capital (we had stockholders' equity of $9,575,000 at March 31, 1999), a large reduction in value of one or more of our investments could have a significant impact on our capital.

Our merchant banking and proprietary trading investments may cause our operating results to fluctuate widely regardless of whether we have liquidated our investments and actually realized gain or loss.

     We must value our merchant banking and proprietary trading investments on a quarterly basis at a price related to the current market prices of such securities. Accordingly, a large fluctuation in the market prices of these securities, regardless of whether we have liquidated them and actually realized gain or loss, can have a significant impact upon our results of operation for that quarter, particularly so since we had total revenues of $15,555,000 in the last fiscal year.

 We may have difficulty effectively managing our growth.

     We expect our business to grow in several areas:

          . We expect to expand our retail brokerage operations by both hiring registered representatives and acquiring other broker-dealers.
          . We have been increasing our investment banking activities and anticipate engaging in more underwritings and private placements in the future.
          . We anticipate a greater level of merchant banking business, particularly through investments made by Greenleaf Capital Partners II, LLC, a private investment fund we established this year. We are also committing resources to our majority-owned subsidiary, VentureHighway.com Inc., which owns and operates a branded website designed to match companies seeking funding from qualified investors and, in the future, will engage in public offerings or private placements over the Internet.

     Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to effectively manage our growth.

We depend on David O. Lindner and Anthony J. Kirincic and the loss of either of their services could harm our business.

     We place substantial reliance upon the efforts and abilities of our two key executive officers: David O. Lindner, Chairman and Chief Executive Officer, and Anthony J. Kirincic, President and Chief Financial Officer. The loss of the services of either of them could have a material adverse effect on our business, operations, revenues or prospects. We do not have employment agreements with either of Messrs. Lindner or Kirincic, although we are considering entering into such agreements. We do not maintain and we do not intend to obtain key man insurance on the lives of Messrs. Lindner or Kirincic.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

     The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

We rely very heavily on our clearing broker, Correspondent Services Corporation, and termination of our agreement with it could disrupt our business.

     Correspondent Services Corporation acts as our clearing broker. It processes all securities transactions for our account and for the accounts of our clients. It also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. We depend upon the operational capacity and ability of Correspondent Services Corporation for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. Our clearing agreement may be terminated by Correspondent Services Corporation upon 90 days' prior written notice. Termination of this agreement could disrupt our business since we would find it necessary to engage another clearing firm.

Our clearing broker extends credit to our clients and we are liable if our clients do not pay.

     We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by our clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, our clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing broker for losses it incurs while extending credit to our clients. As of March 31, 1999, we had approximately $11.5 million in credit extended to our clients through our clearing broker.

Employee misconduct could harm us and is difficult to detect and deter.

     We run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. The precautions we take to prevent and detect this activity may not be effective to deter or prevent misconduct.

We are currently subject to extensive securities regulation, and the failure to comply could subject us to penalties or sanctions.

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC, the NASD and other self-regulatory organizations, such as the various stock exchanges and the Municipal Securities Rulemaking Board, and state securities commissions all require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in censure, the imposition of a fine, the issuance of a cease-and-desist order or in suspension or expulsion of us or any of our officers or employees, any of which could harm our business.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD.

     The SEC and the NASD have stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers. Our failure to maintain the required net capital may result in a suspension or revocation of our registration by the SEC or in a suspension or expulsion of our membership by the NASD. A change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the extensive use of our capital. A significant operating loss or any unusually large charge against net capital also could adversely affect our ability to expand or maintain our present levels of business, which could harm our business.

Despite our efforts, our computer systems as well as those of others may not be Year 2000 compliant, which could significantly disrupt our business.

     Like most securities firms, we depend to a very substantial degree upon the proper functioning of computer systems. This includes our internal systems and the systems of third parties with which we have significant interaction, including, most significantly, our clearing broker and vendors providing phone service, payroll services and banking services. Although the company has completed an evaluation of its mission critical systems and expects to remediate any systems that are not Year 2000 compliant by the third quarter of 1999, we cannot assure you that these results will be achieved. Although we have been working closely with third-party vendors to determine whether their systems will be Year 2000 compliant on a timely basis, we cannot assure you that they will be compliant and that we will not face disruption in our business, which could adversely effect our results of operation, liquidity and financial condition.

The exercise by Individual Investor Group of its right to terminate its agreement with VentureHighway to provide advertising and promotion could harm VentureHighway's business.

     As discussed in this Prospectus in the section entitled "Selling Stockholder" on page 10, Individual Investor Group, Inc. purchased the shares of common stock which it is offering pursuant to this Prospectus for $750,000 and also purchased a 19.9% equity interest in VentureHighway in exchange for providing VentureHighway with $3,184,000 of advertising and promotional services over a 30-month period. If VentureHighway, either directly or through a subsidiary is not registered as a broker-dealer with the SEC by December 31, 1999, we may be required to repurchase the shares of common stock owned by Individual Investor Group at cost, together with interest at 10% per annum, and Individual Investor Group may terminate its obligation to provide the advertising and promotional services to VentureHighway. Although we expect that VentureHighway will be registered as a broker-dealer by December 31, 1999, we cannot assure you that this will be the case. If Individual Investor were able to and did exercise its rights, although we anticipate that our obligation to repurchase the common stock would not have a material adverse effect on our capital resources, the loss of the promotional and advertising services by VentureHighway may adversely affect its business.

The success of VentureHighway is dependent upon market acceptance for recently introduced services and on-line commerce.

     VentureHighway's success will depend on the willingness of entrepreneurs and investors to use on-line services as a method to seek capital and business opportunities. We cannot assure you that entrepreneurs or investors will use on-line services for this purpose or will use the services of VentureHighway.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions by our company requiring a vote of our stockholders.

     Our directors and executive officers own approximately 47% of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of the directors of our company and all other matters that are put to a vote of our stockholders.


We may issue preferred stock with preferential rights which may adversely affect your rights.

     The rights of the holders of our common stock will be subject to and may be adversely by the rights of holders of any preferred stock that may be issued by us in the future. Our articles of incorporation authorize our board of directors to issue up to 1,000,000 shares of "blank check" preferred stock, and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further stockholder approval. To date, we have not issued any shares of preferred stock.

                                 Use of Proceeds

         We will not receive any proceeds from the sale of the shares by the selling stockholder.


         Selling Stockholder

         The following table provides certain information with respect to the selling stockholder's beneficial ownership of our common stock as of July 30, 1999, and as adjusted to give effect to the sale of all of the shares offered hereby. See "Plan of Distribution." The selling stockholder possesses sole voting and investment power with respect to the securities shown. See the text following the footnotes for a description of the transaction in which our common stock was issued to the selling stockholder.

                         Shares Beneficially              Shares Beneficially
                              Owned                             Owned
                           Before Offering                  After Offering
                        -------------------                -----------------
                         Number                  Number
                           of                      of
                         Shares                  Shares    Number
Name                    -------    Percentage    Offered  of Shares  Percentage
---------------------              ----------   --------  ---------  ----------

Individual Investor      300,000       4.9%      300,000      -0-       -0-
Group, Inc.


     On June 2, 1999, we entered into a Securities Purchase Agreement with the selling stockholder pursuant to which the selling stockholder purchased 150,000 shares (300,000 shares on a post-split basis) of our common stock for $750,000. We contributed all the proceeds of this sale to the capital of our subsidiary, VentureHighway. We are obligated to file this registration statement registering the resale of these shares under the Securities Act of 1933 by August 2, 1999 and to use our best efforts to cause this registration statement to become effective as soon as practicable thereafter.

     On June 2, 1999, the selling stockholder also purchased 19.9% of the common stock of VentureHighway. The purchase price for the selling stockholder's ownership in VentureHighway was $3,184,000, which is payable in the form of promotion and advertising for VentureHighway in the selling stockholder's magazines, such as Individual Investor and Ticker, and on the selling stockholder's websites, such as iionline.com, during the next 30 months. If VentureHighway does not provide users with certain capabilities and if VentureHighway does not obtain registration, directly or indirectly, through a subsidiary, as a broker-dealer prior to December 31, 1999, the selling stockholder may elect to terminate the agreement. If the selling stockholder elects to terminate this agreement, the selling stockholder will return all of the equity of VentureHighway owned by it to VentureHighway and will be relieved of any further obligation to provide promotion and advertising. Also, the selling stockholder will have the right to require us to repurchase all the shares of common stock then owned by the selling stockholder at cost ($2.50 per share adjusted for the stock split) together with interest at the rate of 10% per annum.

     We also entered into a Stockholder Agreement with the selling stockholder and VentureHighway with respect to our respective ownership of VentureHighway. Until the time when either the selling stockholder owns less than 10% of the outstanding common stock of VentureHighway or December 31, 2001 (the date when the promotion period expires), whichever event occurs later, the selling stockholder has the right to designate one member of VentureHighway's board of directors, and we have the right to designate the majority of such board. The Stockholders Agreement also places certain restrictions on, and rights with respect to, the sale of shares of VentureHighway stock by us and the selling stockholder.


                              Plan of Distribution

     The shares offered by the selling stockholder may be sold from time to time in transactions in The Nasdaq Stock Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholder. Except as described in the following sentence, the selling stockholder has advised us that it has not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. The selling stockholder has agreed with us that all sales of its shares on the open market will be made in brokerage transactions through Kirlin Securities, which will act as an agent and receive customary commissions. The selling stockholder and any broker-dealer that assist in the sale of the common stock may be deemed to be underwriters within the meaning of
Section 2(a)(11) of the Securities Act. The selling stockholder may agree to indemnify broker-dealers, including Kirlin Securities, for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling stockholder is responsible for brokerage commissions, if any, attributable to the sale of such securities.


                                  Legal Matters

         The legality of the securities offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York.

                                     Experts

         The consolidated financial statements of Kirlin Holding Corp. and subsidiaries as of December 31, 1998 and 1997, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

          .    Annual Report on Form 10-KSB for the year ended December 31,
               1988;

          .    Quarterly Report on Form 10-QSB for the quarter ended March 31,
               1999;

          . Proxy Statement dated May 7, 1999, for its 1999 Annual Meeting of Stockholders;

          .    Current Report on Form 8-K dated June 2, 1999; and

          . The description of our common stock that is contained in our Registration Statement on Form 8-A, dated December 30, 1994, as amended on January 18, 1995.

     Potential investors may obtain a copy of any of the agreements summarized herein or any of our SEC filings without charge by written or oral request directed to Kirlin Holding Corp., Attention: Investor Relations, 6901 Jericho Turnpike, Syosset, New York 11791, (800) 899-9400.

                                     Part II

                     Information Not Required in Prospectus


Item 14. Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions:


SEC filing fee .....................................................  $1,037.50
The Nasdaq Stock Market, Inc. fee for listing additional shares ....   1,500.00
Legal fees and expenses ............................................  20,000.00
Accounting fees and expenses .......................................   5,000.00
Miscellaneous ......................................................   2,000.00
         Total ..................................................... $29,537.50


Item 15. Indemnification of Directors and Officers

         Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

                                                                     Incorporated
Exhibit                                                              By Reference     No. in
Number         Description                                               from         Document           Page
------         -----------                                             Document       --------           ----
                                                                       --------
3.1            Certificate of Incorporation                               A                 3.1

3.1.1          Certificate of Correction to Certificate of                A                3.1.1
               Incorporation, dated July 29, 1994

3.2            Amended and Restated By-Laws                               A                 3.2

4.1            Form of Common Stock Certificate                           A                 4.1

5.1            Opinion of Graubard Mollen & Miller (including             -                  -             Filed
               Consent)                                                                                   Herewith

10.1           1994 Stock Plan                                            A                 10.2

10.2           Clearing Agreement between Kirlin Securities,              A                 10.3
               Inc. and Correspondent Services Corporation

10.3           1996 Stock Plan                                            C              Appendix A

10.4           Indemnification Agreement, dated November 14,              B                 10.9
               1995, between the Registrant and Edward J. Casey

10.5           Indemnification Agreement, dated February 5,               D                 10.6
               1998, between the Registrant and Edmund McCormick

10.6           Agreement, dated April 27, 1998, between the               E                 10.7
               Registrant and Robert A. Paduano

10.7           Stock Option Agreement, dated January 11, 1999,            F                 10.7
               between the Registrant and David O. Lindner

10.7.1         Schedule of Omitted Document in the form of                F                 10.7.1
               Exhibit 10.7, including material detail in which
               such document differs from Exhibit 10.7

10.8           Stock Option Agreement, dated January 11, 1999,            F                 10.8
               between the Registrant and Edward J. Casey

                                                                     Incorporated
Exhibit                                                              By Reference     No. in
Number         Description                                               from         Document           Page
------         -----------                                             Document       --------           ----
                                                                       --------
10.8.1         Schedule of Omitted Document in the form of                F                10.8.1
               Exhibit 10.8, including material detail in
               which such document differs from Exhibit 10.8

10.9           Restricted Stock Agreement, dated January 11,              F                 10.9
               1999, between the Registrant and Barry Shapiro

10.10          Agreement, dated as of June 2, 1999, among the             G                 10.1
               Registrant, Individual Investor Group, Inc. and
               VentureHighway.com Inc.

10.11          Stockholder Agreement, dated as of June 2, 1999,           G                 10.2
               among the Registrant, Individual Investor Group,
               Inc. and VentureHighway.com Inc.

10.12          Securities Purchase Agreement, dated as of June            G                 10.3
               2, 1999 between the Registrant and Individual
               Investor Group, Inc.

21             List of Subsidiaries                                       F                  21

23.1           Consent of Graubard Mollen & Miller                        -                  -
               (including in Exhibit 5.1)

23.2           Consent of Goldstein Golub Kessler LLP                     -                  -             Filed
                                                                                                         Herewith

---------------------

A. Registrant's Form SB-2 Registration Statement (No. 33-84512), declared effective November 14, 1994.

B.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1995.

C.       Registrant's Definitive Proxy Statement dated May 8, 1996.

D.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1997.

E.       Registrant's Form 10-QSB for the fiscal quarter ended March 31, 1998.

F.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1998.

G. Current Report on Form 8-K of Individual Investor Group, Inc. (SEC File No. 1-10932) dated June 2, 1999.

Item 17. Undertakings

         (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               1. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Syosset, State of New York on July 30, 1999.

                                    Kirlin Holding Corp.

                                    By:  /s/ Anthony J. Kirincic
                                       ----------------------------
                                       Anthony J. Kirincic,
                                       President and Chief Financial Officer


                                Power of Attorney

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David O. Lindner and Anthony J. Kirincic his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                              Date
------------------------          ------                            -----
                                  Chairman of the Board of
 /s/   David O. Lindner           Directors and Chief             July 30, 1999
-----------------------           Executive Officer
David O. Lindner                  (Principal Executive
                                  Officer)

                                  Director, President and
 /s/  Anthony J. Kirincic         Chief Financial Officer         July 30, 1999
-------------------------         (Principal Financial
Anthony J. Kirincic               Officer)

                                   Controller (Principal
 /s/  Barry Shapiro                Accounting Officer)            July 30, 1999
-------------------------
Barry Shapiro


 /s/  Edward J. Casey              Director                      July 30, 1999
-------------------------
Edward J. Casey

 /s/  Harold Paul                  Director                      July 30, 1999
-------------------------
Harold Paul